Exhibit 99.3

May 24, 2006

Board of Directors

Public Storage, Inc.

701 Western Avenue

Glendale, California 91201-2349

Re: Amendment No. 1 to Registration Statement on Form S-4 of Public Storage, Inc. Relating to the Common Stock of Public Storage, Inc. (File No. 333-133438)

Gentlemen:

Reference is made to our opinion letter, dated March 6, 2006, with respect to the fairness from a financial point of view to Public Storage, Inc. (the “Company”) of the exchange ratio of 0.820 shares of common stock, par value $0.10 per share, of the Company to be issued in exchange for each share of common stock, par value $0.001 per share, of Shurgard Storage Centers, Inc. (“Shurgard”) pursuant to the Agreement and Plan of Merger, dated as of March 6, 2006, among the Company, ASKL Sub LLC, a wholly owned subsidiary of the Company, and Shurgard.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement, as amended.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary—Opinions of Financial Advisors,” “Background of the Merger and Prior Contacts,” “Public Storage’s Reasons for the Merger and Recommendation of Public Storage’s Board of Directors” and “Opinions of Public Storage’s Financial Advisor,” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)